Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      We hereby consent to the use in this Registration Statement on Form S-1 filed by Trustwave Holdings, Inc. of our report dated May 24, 2010 relating to the financial statements of BitArmor Systems, Inc. as of December 31, 2009 and 2008 and for the years then ended and to the reference to our firm under the heading “Experts” in the Registration Statement.
/s/ Alpern Rosenthal
Alpern Rosenthal
Pittsburgh, Pennsylvania
June 1, 2011